FOR IMMEDIATE RELEASE
May 4, 2016
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER RESULTS

•	Growth in the natural gas distribution and transmission business generated $2.7 million in additional gross margin during the quarter

•	Aspire Energy of Ohio generated $4.2 million in gross margin and $2.6 million in operating income

•	Warmer weather reduced current quarterly earnings by 27 cents per share compared to the first quarter of 2015 or by 16 cents per share compared to normal weather conditions

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported first quarter financial results. The Company's net income for the quarter ended March 31, 2016 was $20.4 million, or $1.33 per share. This represents a decrease of $742,000, or $0.11 per share, compared to 2015. The period-over-period decrease was due primarily to the impact of warmer weather on the Company's natural gas and propane distribution operations. The Company estimates that lower usage due to the 26-percent warmer weather during the first quarter of 2016 reduced net income by $4.0 million and earnings per share by $0.27 compared to the first quarter of 2015. The warmer weather impact was significantly offset by increased gross margin from the performance of Aspire Energy of Ohio, LLC ("Aspire Energy") and natural gas services growth unaffected by weather.

“Despite significantly warmer weather, net income for the first quarter was only 3.5 percent lower than the same quarter in 2015, thanks to the continued growth and diversity of our businesses," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "The execution of our growth strategy and the diversity of our business portfolio have created natural hedges against adverse weather impacts,” added Mr. McMasters. "I am pleased to report that Aspire Energy of Ohio increased our earnings per share in its first full year of operations, consistent with our projections at the time of the acquisition.  We are also making significant progress on several large growth projects, including the combined heat and power plant in Florida and new natural gas transmission services on the Delmarva Peninsula, which will begin to come on line later this year. Our primary objective remains identifying and developing profitable growth opportunities to enable us to generate continued future earnings and dividend growth."
A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended March 31, 2016 and 2015

Operating income decreased by $1.1 million, or three percent, to $36.4 million for the first quarter of 2016, compared to $37.5 million for the same period in 2015. The decrease in operating income was due primarily to the impact of warmer than normal weather during the first quarter of 2016 and was partially offset by growth in the Regulated Energy segment and by income generated by Aspire Energy. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy Segment

Regulated Energy operating income increased by $2.1 million, or ten percent, to $24.3 million for the quarter ended March 31, 2016 as growth from system expansions, investments in system reliability and new customers more than offset the impact of significantly warmer weather. The increase in operating income reflects additional gross margin of $1.9 million and a $279,000 decrease in other operating expenses. The significant components of the gross margin increase included:

•
$1.9 million generated from natural gas transmission expansions completed in 2014 and 2015, as well as interim services to customers pending construction of facilities, which are more fully discussed in the “Major Projects and Initiatives” section below;

•	$1.1 million generated by additional Gas Reliability Infrastructure Program ("GRIP") investments in the Florida natural gas distribution operations; and

•	$745,000 from customer growth in natural gas distribution and transmission services unrelated to recent service expansions.

The aforementioned increases were partially offset by $2.4 million in lower gross margin due to reduced consumption of natural gas and electricity largely as a result of warmer weather during the first quarter of 2016.

Unregulated Energy Segment

The Unregulated Energy segment reported operating income of $11.9 million for the quarter ended March 31, 2016, compared to operating income of $15.2 million for the same quarter in 2015. The $3.3 million decrease in operating income resulted from a $2.2 million decrease in gross margin and a $1.1 million increase in other operating expenses. The significant components of the gross margin decrease included:

•	$4.3 million in decreased consumption of propane largely due to significantly warmer weather during the first quarter of 2016; and

•	$1.8 million in lower retail propane margins reflecting an anticipated return to more normal margins principally in the Company's Delmarva retail propane distribution operations.

These decreases were partially offset by $4.2 million in gross margin generated by Aspire Energy, the Company's wholly-owned subsidiary, into which Gatherco, Inc. ("Gatherco") merged on April 1, 2015. Since Aspire Energy commenced operations on April 1, 2015, it had no operating results for the quarter ended March 31, 2015.
The increase in other operating expenses was due primarily to $1.6 million in other operating expenses incurred by Aspire Energy and was partially offset by $436,000 in lower accruals for incentive compensation due to the impact of significantly warmer weather on financial results during the quarter.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2015 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share is presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, May 6, 2016, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2016. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2016 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Gross Margin (1)
Regulated Energy segment	$54,311	$52,453
Unregulated Energy segment	23,101	25,319
Other businesses and eliminations	(45)	(54)
Total Gross Margin	$77,367	$77,718

Operating Income
Regulated Energy segment	$24,319	$22,182
Unregulated Energy segment	11,936	15,229
Other businesses and eliminations	125	97
Total Operating Income	36,380	37,508

Other (Expense) Income, net	(34)	133
Interest Charges	2,650	2,448
Pre-tax Income	33,696	35,193
Income Taxes	13,329	14,084
Net Income	$20,367	$21,109

Earnings Per Share of Common Stock
Basic	$1.33	$1.45
Diluted	$1.33	$1.44

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended March 31, 2016 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2015 Reported Results	$35,193	$21,109	$1.44
Adjusting for Unusual Items:
Weather impact	(6,656)	(3,992)	(0.27)
	(6,656)	(3,992)	(0.27)
Increased (Decreased) Gross Margins:
Service expansions (See Major Projects and Initiatives table)	1,947	1,168	0.08
Lower retail propane margins	(1,837)	(1,102)	(0.07)
GRIP	1,108	665	0.05
Natural gas growth (excluding service expansions)	745	447	0.03
	1,963	1,178	0.09
Decreased (Increased) Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to recent capital investments	(740)	(444)	(0.03)
Decreased incentive compensation	717	430	0.03
	(23)	(14)	—
Net contribution from Aspire Energy, including impact of shares issued	2,633	1,676	0.06
Interest Charges	(202)	(121)	(0.01)
Net Other Changes	788	531	0.02
First Quarter of 2016 Reported Results	$33,696	$20,367	$1.33

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's major projects and initiatives completed and underway (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended		Total
	March 31,		2015	Estimate for
	2016	2015	Margin	2016	2017	2018
Completed major projects and initiatives	$11,445	$4,149	$25,270	$40,791	$42,350	$44,846
Major projects and initiatives underway	—	—	—	3,700	9,550	11,800
	$11,445	$4,149	$25,270	$44,491	$51,900	$56,646

Completed Major Projects and Initiatives
The following table summarizes the Company's major projects and initiatives effected since 2014 (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Total
	March 31,			2015	Estimate for
	2016	2015	Variance	Margin	2016	2017	2018
Acquisition:
Aspire Energy	$4,241	$—	$4,241	$6,324	$12,824	$14,198	$15,415
Natural Gas Transmission Expansions and Contracts:
Short-term contracts
New Castle County, Delaware	$760	$968	$(208)	$2,682	$2,607	$1,578	$677
Kent County, Delaware (1)	1,783	—	1,783	2,270	6,951	—	—
Total short-term contracts	$2,543	$968	$1,575	$4,952	$9,558	$1,578	$677
Long-term contracts
Kent County, Delaware	$455	$463	$(8)	$1,844	$1,815	$7,629	$7,605
Polk County, Florida	407	27	380	908	1,627	1,627	1,627
Total long-term contracts	$862	$490	$372	$2,752	$3,442	$9,256	$9,232
Total Expansions & Contracts	$3,405	$1,458	$1,947	$7,704	$13,000	$10,834	$9,909
Florida GRIP	$2,587	$1,479	$1,108	$7,508	$11,405	$13,756	$15,960
Florida Electric Rate Case	$1,212	$1,212	$—	$3,734	$3,562	$3,562	$3,562
Total Completed Major Projects and Initiatives	$11,445	$4,149	$7,296	$25,270	$40,791	$42,350	$44,846

(1) In April 2015, Eastern Shore Natural Gas Company ("Eastern Shore") the Company's interstate pipeline subsidiary, commenced interruptible service to an industrial customer facility in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term Off Peak ≤ 90 Firm Transportation Service ("OPT ≤ 90 Service"). The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year contract for OPT ≤ 90 Service in the first quarter of 2017.

Aspire Energy
On April 1, 2015, the Company completed the merger of Gatherco with and into Aspire Energy, a newly-formed, wholly-owned subsidiary of Chesapeake Utilities. Aspire Energy is an unregulated natural gas infrastructure company with approximately 2,500 miles of pipeline systems in 40 counties throughout Ohio. The majority of Aspire Energy's margin is derived from long-term supply agreements with Columbia Gas of Ohio and Consumers Gas Cooperative, which together serve more than 20,000 end-use customers. Aspire Energy sources gas primarily from 300 conventional producers. Aspire Energy also provides gathering and processing services necessary to maintain quality and reliability to its wholesale markets.

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Aspire Energy generated $4.2 million in additional gross margin and incurred $1.6 million in other operating expenses for the three months ended March 31, 2016. As predicted, this acquisition was accretive to earnings per share in the first full year of operations, generating $0.03 in additional earnings per share for the Company.

Service Expansions
In April 2015, Eastern Shore commenced interruptible service to an industrial customer facility in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term OPT ≤ 90 Service, which generated additional gross margin of $1.8 million during the three months ended March 31, 2016. The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year contract for OPT ≤ 90 Service in the first quarter of 2017.

On January 16, 2015, the Florida Public Service Commission ("PSC") approved a firm transportation agreement between Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), and Chesapeake Utilities' Florida natural gas distribution division. Under this agreement, Peninsula Pipeline provides natural gas transmission service to support our expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake Utilities' Florida natural gas distribution division in March 2015. This initial phase of new service generated $380,000 of additional gross margin for the three months ended March 31, 2016 compared to the same quarter in 2015. When all phases of this service are completed, this agreement will generate an estimated annual gross margin of $1.6 million.
On October 13, 2015, Eastern Shore submitted an application to the Federal Energy Regulatory Commission ("FERC") to make certain measurement and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities which will enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 dekatherms per day ("Dts/d"), for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Currently, 8,100 Dts/d of the increased capacity have been subscribed on a firm basis. This service will generate approximately $344,000 in additional gross margin through 2016. The remaining capacity is available for firm or interruptible service.
Gas Reliability Infrastructure Program ("GRIP")
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $84.3 million to replace 174 miles of qualifying distribution mains, including $7.4 million during the first quarter of 2016. The Company expects to invest an additional $13.6 million in this program during the remainder of 2016. The increased investment in GRIP generated additional gross margin of $1.1 million for the three months ended March 31, 2016, compared to the same quarter in 2015.

Major Projects and Initiatives Underway
White Oak Mainline Expansion Project: In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's facility, upon the satisfaction of certain conditions. This new service will be provided as OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the FERC to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. As previously discussed, during the three months ended March 31, 2016, the Company generated $1.8 million in additional gross margin by providing interruptible service and short-term OPT ≤ 90 Service to this customer. The estimated annual gross margin contribution from this project, once it is placed in service, is approximately $5.8 million.

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System Reliability Project: On May 22, 2015, Eastern Shore submitted an application to the FERC seeking authorization to construct, own and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Eastern Shore further proposes to reinforce critical points on its pipeline system. The total project will benefit all of Eastern Shore’s customers by modifying the pipeline system to respond to severe operational conditions experienced during actual winter peak days. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project and an order granting the requested authorization. This project will be included in Eastern Shore's upcoming 2017 rate case filing. The estimated annual gross margin associated with this project, assuming recovery in the 2017 rate case filing, is approximately $4.5 million.
Eight Flags Energy, LLC ("Eight Flags"): Eight Flags, one of our unregulated energy subsidiaries, is engaged in the development and construction of a combined heat and power ("CHP") plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to Florida Public Utilities ("FPU"), our wholly-owned subsidiary, for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will then produce the power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations.
The following table summarizes estimated gross margin for the foregoing projects (dollars in thousands):

	Estimated Margin for (1)
Project	2016	2017	Annualized Margin
Eastern Shore System Reliability Project	$—	$2,250	$4,500
Eight Flags CHP plant in Nassau County, Florida	3,700	7,300	7,300
Total Major Projects and Initiatives Underway (2)	$3,700	$9,550	$11,800
(1)Estimated gross margin for these projects is based on current tariff or negotiated rates.
(2)This table excludes gross margin associated with the White Oak Mainline Expansion project. The gross margin for short-term OPT ≤ 90 Service contract in place through December 2016, and for the long-term OPT ≤ 90 Service contract associated with this project are shown in the Completed Major Projects and Initiatives table above.

Other factors influencing gross margin
Weather and Consumption
Significantly warmer temperatures during the three months ended March 31, 2016 when the demand for natural gas and propane is normally high, had a large negative impact on gross margin for that quarter. Lower customer consumption, directly attributable to warmer than normal temperatures during the three months ended March 31, 2016, reduced gross margin by $6.7 million compared to the same quarter in 2015. This reduction was significantly offset by increased gross margin from the expansion services under long-term and short-term contracts, customer growth and Aspire Energy. The following tables summarize the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three months ended March 31, 2016 and 2015 and the gross margin variance resulting from weather fluctuations in those periods.

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HDD and CDD Information

	Three Months Ended
	March 31,
	2016	2015	Variance
Delmarva
Actual HDD	2,094	2,822	(728)
10-Year Average HDD ("Delmarva Normal")	2,400	2,372	28
Variance from Delmarva Normal	(306)	450
Florida
Actual HDD	597	501	96
10-Year Average HDD ("Florida Normal")	534	533	1
Variance from Florida Normal	63	(32)
Ohio
Actual HDD	2,854	—	N/A
10-Year Average HDD ("Ohio Normal")	3,176	—	N/A
Variance from Ohio Normal	(322)	—
Florida
Actual CDD	186	122	64
10-Year Average CDD ("Florida CDD Normal")	77	73	4
Variance from Florida CDD Normal	109	49
Gross Margin Variance Attributed to Weather

(in thousands)	Q1 2016 vs. Q1 2015	Q1 2016 vs. Normal	Q1 2015 vs. Normal
Delmarva
Regulated Energy segment	$(2,036)	$(866)	$1,088
Unregulated Energy segment	(4,810)	(2,985)	1,185
Florida
Regulated Energy segment	(4)	(85)	(448)
Unregulated Energy segment	194	(109)	122
Total	$(6,656)	$(4,045)	$1,947
Propane prices
Lower retail margins per gallon reduced gross margin by $2.0 million for the Company's Delmarva propane distribution operation for the three months ended March 31, 2016, compared to the same period in 2015, as margins per retail gallon began to return to more normal levels. The decline in margin was principally driven by lower propane prices, as well as local market conditions. The level of retail margins per gallon generated during 2015 were not expected to be sustained over the long term; accordingly, the Company has assumed more normal levels of margins in its long-term financial plans and forecasts.

In Florida, higher retail propane margins per gallon as a result of local market conditions generated $122,000 of additional gross margin for the three months ended March 31, 2016.

These market conditions, which are influenced by competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices.

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Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the natural gas distribution operations on the Delmarva Peninsula generated $346,000 in additional gross margin for the three months ended March 31, 2016, compared to the same period in 2015, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula during the first quarter of 2016 increased by 2.6 percent compared to the same quarter in 2015. The natural gas distribution operations in Florida generated $341,000 in additional gross margin for the three months ended March 31, 2016, compared to the same period in 2015, due primarily to an increase in commercial and industrial customers in Florida.

Capital Expenditures
The Company's capital expenditures for the three months ended March 31, 2016 were $30.4 million. The 2016 capital budget is $179.3 million, a significant increase over the prior three years’ average annual level of capital expenditures, excluding the Aspire Energy acquisition, due to a shifting in the capital outlay from 2015 to 2016 for several ongoing projects. These ongoing projects include but are not limited to the Eight Flags CHP plant, anticipated new facilities to serve an industrial customer in Kent County, Delaware under the OPT ≤ 90 Service, and Eastern Shore's system reliability projects; additional expansions of the Company's natural gas distribution and transmission systems; continued natural gas infrastructure improvement activities as well as expenditures for continued replacement under the Florida GRIP; replacement of several facilities and systems; and other strategic initiatives and investments expected in 2016. In addition, approximately $30.0 million is included in the 2016 capital budget for projects that are in the early development stage. The timing of capital expenditures can vary based on securing environmental reviews and other permits. The regulatory application and approval process has lengthened compared to the Company's previous filings, and the Company expects this trend to continue.
In order to fund the 2016 capital expenditures, the Company may further increase the level of borrowings during 2016 to supplement cash provided by operating activities. The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and the Company has maintained a ratio of equity to total capitalization, including short-term borrowings, of between 52 and 54 percent during the past three years.
On October 8, 2015, the Company entered into an unsecured revolving credit facility with certain lenders, which increased its borrowing capacity by $150.0 million. To facilitate the refinancing of a portion of the short-term borrowings into long-term debt, as appropriate, the Company entered into a long-term private placement shelf agreement also for $150.0 million.
For larger capital projects, the Company will seek to align, as much as feasible, any such long-term debt or equity issuance(s) with the earnings associated with commencement of service on such projects. The exact timing of any long-term debt or equity issuance(s) will be based on market conditions.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2016	2015
Operating Revenues
Regulated Energy	$89,216	$109,582
Unregulated Energy and other	57,080	60,499
Total Operating Revenues	146,296	170,081
Operating Expenses
Regulated Energy cost of sales	34,905	57,129
Unregulated Energy and other cost of sales	34,024	35,234
Operations	27,159	26,945
Maintenance	2,479	2,703
Depreciation and amortization	7,503	6,975
Other taxes	3,846	3,587
Total operating expenses	109,916	132,573
Operating Income	36,380	37,508
Other (expense) income, net	(34)	133
Interest charges	2,650	2,448
Income Before Income Taxes	33,696	35,193
Income taxes	13,329	14,084
Net Income	$20,367	$21,109
Weighted Average Common Shares Outstanding:
Basic	15,286,842	14,604,841
Diluted	15,331,912	14,656,310
Earnings Per Share of Common Stock:
Basic	$1.33	$1.45
Diluted	$1.33	$1.44

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2016	December 31, 2015
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$850,041	$842,756
Unregulated Energy	147,221	145,734
Other businesses and eliminations	19,430	18,999
Total property, plant and equipment	1,016,692	1,007,489
Less: Accumulated depreciation and amortization	(222,650)	(215,313)
Plus: Construction work in progress	87,187	62,774
Net property, plant and equipment	881,229	854,950
Current Assets
Cash and cash equivalents	3,315	2,855
Accounts receivable (less allowance for uncollectible accounts of $684 and $909, respectively)	44,434	41,007
Accrued revenue	12,331	12,452
Propane inventory, at average cost	5,412	6,619
Other inventory, at average cost	4,289	3,803
Regulatory assets	6,451	8,268
Storage gas prepayments	1,213	3,410
Income taxes receivable	16,260	24,950
Prepaid expenses	4,982	7,146
Mark-to-market energy assets	—	153
Other current assets	1,688	1,044
Total current assets	100,375	111,707
Deferred Charges and Other Assets
Goodwill	15,070	14,548
Other intangible assets, net	2,128	2,222
Investments, at fair value	3,674	3,644
Regulatory assets	76,934	77,519
Receivables and other deferred charges	2,574	2,831
Total deferred charges and other assets	100,380	100,764
Total Assets	$1,081,984	$1,067,421

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2016	December 31, 2015
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,449	$7,432
Additional paid-in capital	190,389	190,311
Retained earnings	182,165	166,235
Accumulated other comprehensive loss	(5,751)	(5,840)
Deferred compensation obligation	2,221	1,883
Treasury stock	(2,221)	(1,883)
Total stockholders' equity	374,252	358,138
Long-term debt, net of current maturities	148,602	149,006
Total capitalization	522,854	507,144
Current Liabilities
Current portion of long-term debt	9,163	9,151
Short-term borrowing	172,742	173,397
Accounts payable	36,299	39,300
Customer deposits and refunds	27,039	27,173
Accrued interest	3,021	1,311
Dividends payable	4,400	4,390
Accrued compensation	4,107	10,014
Regulatory liabilities	9,313	7,365
Mark-to-market energy liabilities	423	433
Other accrued liabilities	7,942	7,059
Total current liabilities	274,449	279,593
Deferred Credits and Other Liabilities
Deferred income taxes	197,416	192,600
Regulatory liabilities	42,946	43,064
Environmental liabilities	8,843	8,942
Other pension and benefit costs	32,848	33,481
Deferred investment tax credits and other liabilities	2,628	2,597
Total deferred credits and other liabilities	284,681	280,684
Total Capitalization and Liabilities	$1,081,984	$1,067,421

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Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2016				For the Three Months Ended March 31, 2015
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$21,267	$1,571	$9,287	$11,307	$36,606	$1,510	$8,641	$12,410
Commercial	9,661	1,416	8,234	9,542	16,439	1,358	9,517	9,677
Industrial	1,920	1,637	5,533	817	2,131	1,496	4,374	982
Other (1)	653	917	(1,833)	(2,133)	628	765	(1,922)	(2,651)
Total Operating Revenues	$33,501	$5,541	$21,221	$19,533	$55,804	$5,129	$20,610	$20,418

Volume (in Dts/MWHs)
Residential	1,705,597	138,472	506,912	73,923	2,341,432	140,726	493,869	80,852
Commercial	1,398,890	1,447,747	692,331	68,115	1,817,691	1,391,090	831,642	70,723
Industrial	1,369,641	3,293,812	1,125,755	6,680	1,270,141	2,835,798	1,056,842	7,510
Other	13,504	—	40,382	2,637	10,343	—	2,807
Total	4,487,632	4,880,031	2,365,380	151,355	5,439,607	4,367,614	2,385,160	159,085

Average Customers
Residential	66,083	15,242	53,044	24,167	64,426	14,794	51,651	23,918
Commercial	6,795	1,378	4,261	7,386	6,710	1,354	4,285	7,369
Industrial	122	72	1,716	2	116	67	1,522	2
Other	4	—	—	—	6	—	—	—
Total	73,004	16,692	59,021	31,555	71,258	16,215	57,458	31,289

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.